Exhibit 10.4
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
BRUCE DUNCAN
(                    ) GRANT PURSUANT TO THE
2004 LONG-TERM INCENTIVE COMPENSATION PLAN)
          Pursuant to the provisions of the Starwood Hotels & Resorts Worldwide, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”), Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”), has granted to the individual (the “Participant”) named in the award notification (the “Award Notification”) as of the date set forth in the Award Notification (the “Grant Date”), a Restricted Stock Unit Award (the “Award”), upon and subject to the restrictions, terms and conditions set forth in the Plan and below. Capitalized terms not defined herein shall have the meanings specified in the Plan.
1. Award Subject to Acceptance of Agreement. The Award shall be void unless the Participant accepts this Agreement by executing the Award Notification in the space provided and returning it to the Company within 90 days of the Grant Date.
2. Rights as a Stockholder. (a) Voting. During the Restriction Period (as defined in Section 3), the Participant shall not possess the right to vote the Company’s Shares in respect of the Restricted Stock Units.
          (b) Dividends and Other Distributions. If any dividends are paid or other distributions are made on the Company’s Shares prior to the conversion of the Restricted Stock Units into Company Shares, the equivalent of such dividends and other distributions shall be paid to the Participant by the Company with respect to the Restricted Stock Units (whether or not vested) as promptly as practicable following payment of such dividends or distributions on the Company Shares (but in all cases not after the later of (i) the end of the year in which the dividend or distribution is paid, or (ii) the 15th day of the third month following payment of the dividend or distribution). If the Restricted Stock Units are forfeited for any reason, Participant will forfeit automatically any such rights related to dividends and other distributions on Company Shares that are payable on or after the forfeiture date of the Restricted Stock Units.
3. Restriction Period and Vesting. The Award shall vest on the earlier of (a) June 30, 2009 and (b) the date that Participant ceases to be a director of the Company for any reason. Restricted Stock Units that have vested shall be converted into Company Shares and paid to the Participant during the first calendar quarter following the earlier of (a) ten years from the date of grant or (b) the year in which the Participant ceases to be a director of the Company for any reason (provided that the Participant is not otherwise an employee of the Company). The period of time from the Grant Date until the Award is payable in Company Shares to the Participant is referred to as the “Restriction Period”.
Chairman’s Restricted Stock Unit Grant

4. Additional Terms and Conditions.
4.1. Nontransferability of Award. The Restricted Stock Units may not be transferred by the Participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except as permitted by the foregoing, the Restricted Stock Units may not be sold, transferred, assigned, pledged, hypothecated, voluntarily encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, voluntarily encumber or otherwise dispose of the Restricted Stock Units, the Restricted Stock Units and all rights hereunder shall immediately become null and void.
4.2. Required Tax Payments and Withholding Shares. As a condition precedent to the delivery of any Shares at the expiration of the Restriction Period, the Participant shall pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, if any (the “Required Tax Payments”). Unless other arrangements are made with the consent of the Company, all Required Tax Payments will be satisfied by the Company withholding Shares otherwise to be delivered to the Participant, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Required Tax Payments. The Company shall withhold the whole number of shares sufficient to make the Required Tax Payments and shall make a cash payment to the Participant for the difference between the Fair Market Value of the Shares and the Required Tax Payment.
4.3. Compliance with Applicable Laws. If the listing, registration or qualification of the Restricted Stock Units or the Shares representing such units upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary in connection with the vesting or delivery of the Restricted Stock Units and Shares representing such units hereunder, the Restricted Stock Units and the Shares representing such units shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval. As a further condition precedent to the delivery of any Restricted Stock Units and Shares representing such units upon the expiration of the Restriction Period, the Participant shall comply with all regulations and requirements of any applicable regulatory authority and shall execute any documents that the Company shall in its sole discretion deem necessary or advisable.
4.4. Delivery of Certificates. Upon the expiration of the Restriction Period and payment of the Required Tax Payments, unless the Company otherwise agrees, the Company shall cause its designated broker to credit an account for Participant with the appropriate number of Shares. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery.
4.5. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance with the Plan. The Participant acknowledges receipt of a copy of the Plan.
Chairman’s Restricted Stock Unit Grant

5. Miscellaneous Provisions.
5.1. Meaning of Certain Terms. References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.
5.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan.
5.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Company or its designated representative at corporate headquarters in White Plains, New York, Attention: Human Resources, and if to the Participant, to the address set forth for the Participant on the records of the Company or to the Participant’s e-mail or other electronic address with the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing by (a) personal delivery, (b) facsimile with confirmation of receipt, (c) e-mail or other electronic transmission to the Participant, (d) mailing in the United States mails, or (e) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, confirmation of receipt of facsimile transmission, one day after sending an e-mail or other electronic transmission to the Participant, or receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
5.4. Section 409A. This Agreement shall be interpreted and applied so that Participant’s Award will not violate Code Section 409A. Toward this end, this Agreement shall be interpreted and applied as if it contained any other provision that it is required to contain to achieve compliance with Code Section 409A in the least restrictive manner possible. Any provision in this Agreement that violates any requirement of Code Section 409A shall be void to the extent necessary to permit Code Section 409A compliance with the minimum possible impact on the value of the Award under this Agreement.
5.5. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be construed in accordance with and governed by the laws of the State of Maryland without giving effect to conflicts of laws principles.
5.6. Personal Data. By accepting the Award, Participant has voluntarily consented to the collection, use, processing and transfer of personal data about Participant, including Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, details of the Award for the purpose of managing and administering the Plan (“Data”). Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Company in the implementation, administration and management of the Plan.
Chairman’s Restricted Stock Unit Grant

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
By:

Chairman’s Restricted Stock Unit Grant

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